Ex. 10.5
PLANET FITNESS, INC. AMENDED AND RESTATED
LONG-TERM CASH INCENTIVE PLAN

1.    PURPOSE

This Amended and Restated Long-Term Cash Incentive Plan (as amended from time to time, the “Plan”) has been established to advance the interests of Planet Fitness, Inc. (the “Company”) by providing for the grant of Cash Incentive Awards (as defined below) to eligible employees of the Company and its subsidiaries.

2.    ADMINISTRATION

The Plan will be administered by the Company and its delegates (the Company and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”); provided, that if any executive officers of the Company participate in the Plan, the Plan will be administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company, and all references to the Administrator herein shall instead be deemed to be references to the Compensation Committee. The Administrator has the authority to interpret the Plan and Cash Incentive Awards, to determine eligibility for Cash Incentive Awards; to grant Cash Incentive Awards; to determine, modify or waive the terms of and the conditions applicable to any Cash Incentive Award; to determine the amount payable under Cash Incentive Awards; to prescribe forms, rules and procedures relating to the Plan and Cash Incentive Awards; and generally to do all things necessary to administer the Plan. Any interpretation or decision by the Administrator with respect to the Plan or any Cash Incentive Award will be final and conclusive as to all parties. Each year, the Compensation Committee shall approve the maximum amount of Cash Incentive Awards that may be granted under this Plan with respect to the Performance Period (as defined below) beginning in such year.

3.    ELIGIBILITY; PARTICIPANTS

The Administrator will select from among key employees of the Company and its subsidiaries those employees who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Cash Incentive Award under the Plan will not entitle an individual to participate with respect to a subsequent Cash Incentive Award or Cash Incentive Awards, if any, and will not entitle a Participant to continued employment or constitute the basis for any claim of damages in connection with a termination of employment or otherwise.

4.    GRANT OF AWARDS

    The term “Cash Incentive Award” as used in the Plan means an award opportunity that is payable in cash and is granted to a Participant with respect to a specified performance period (consisting of the Company’s fiscal year or such other period as the Administrator may determine, each a “Performance Period”). A Participant who is granted a Cash Incentive Award will be entitled to a payment, if any, under the Cash Incentive Award only if all conditions to payment have been satisfied in accordance the Plan and with the terms of the Cash Incentive Award. By accepting (or being deemed to have accepted) a Cash Incentive Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Cash Incentive Award and the Plan.

For each Cash Incentive Award, the Administrator shall establish the following:

(a) the vesting conditions (as defined in Section 5 below) applicable to the Cash
Incentive Award;

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(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section 5) if the vesting conditions are achieved; and

(c) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.

5.    VESTING CONDITIONS

As used in the Plan, “vesting conditions” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of a Cash Incentive Award. A vesting condition and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss, may consist of individual and/or Company-related goals and may be applied to a Participant or Participants on an individual basis or with respect to a business unit or division or the Company as a whole.

The Administrator may provide that a Cash Incentive Award, and any related vesting condition or conditions, will be altered or adjusted in any manner prescribed by the Administrator.

6.    PAYMENT OF AWARDS; AMOUNTS PAYABLE UNDER AWARDS

The payment terms applicable to Cash Incentive Awards will be determined by the Administrator and specified by the terms of the Cash Incentive Award. Notwithstanding anything to the contrary in a Cash Incentive Award, the Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Cash Incentive Award, adjust the actual payment (including to zero), if any, to be made under such Cash Incentive Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case, the Administrator’s discretionary determination, which may affect different Cash Incentive Awards and Participants differently, will be binding on all parties.

7.    PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section 7, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Cash Incentive Award payments in accordance with the deferral rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise determined by the Administrator, a Cash Incentive Award payment will not be made unless a Participant has remained employed with the Company

Ex. 10.5
and its subsidiaries through the date of payment. Except as determined by the Administrator, Cash Incentive Awards under the Plan are intended to qualify for exemption from Section 409A of the Code and shall be construed and administered accordingly.

8. TAX WITHHOLDING; LIMITATION ON LIABILITY

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings or other taxes.

Neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Cash Incentive Award or otherwise that may arise or otherwise be asserted with respect to a Cash Incentive Award, including, but not limited to, by reason of the application of Section 9 below, or any acceleration of income, or any additional tax (including any interest and penalties) asserted by reason of the failure of a Cash Incentive Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Cash Incentive Award or the Plan.

9. FORFEITURE; RECOUPMENT

The Company may provide that Cash Incentive Awards will be subject to forfeiture, termination or rescission, and that a Participant will be obligated to return to the Company payments received with respect to a Cash Incentive Award, in connection with a breach by the Participant of an agreement evidencing a Cash Incentive Award or the Plan, or any non-competition, non- solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates. Without limiting the generality of the foregoing, the Administrator may recover Cash Incentive Awards and payments under any Cash Incentive Award in accordance with any applicable Company clawback, recoupment or similar policy or policies, as such policy or policies may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting a Cash Incentive Award pursuant to the Plan, agrees to return the full amount required under this Section 9, or under any clawback or recoupment policy, as applicable, at such time and in such manner as the Administrator shall determine in its sole discretion, consistent with applicable law.

10. TRANSFERABILITY

Cash Incentive Awards may not be transferred, pledged, hypothecated, assigned or otherwise disposed of other than by will or by the laws of descent and distribution, and any attempt to do so will result in immediate termination of the Cash Incentive Award.

11. GOVERNING LAW

The Plan and all claims or disputes arising out of or based upon the Plan or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New Hampshire without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Ex. 10.5

12.    AMENDMENT AND TERMINATION

The Company may amend the Plan or any Cash Incentive Award at any time and from time to time, and may terminate the Plan or any Cash Incentive Award at any time. This Amended and Restated Cash Incentive Plan shall become effective with respect to Cash Incentive Awards with respect to fiscal years beginning on and after January 1, 2023.